Exhibit 99.1

                            LINE OF CREDIT AGREEMENT

                  This Line of Credit Agreement (this "Agreement") is entered into as of April 15, 1999 by and between New Generation Plastic, Inc., a Delaware corporation ("NGP"), and Bachkine & Meyer Industries, S.A., a British Virgin Islands corporation ("BMI").

                                    RECITALS

                  WHEREAS, on April 14, 1999 BMI entered into an Asset Contribution Agreement with SW Venture, Inc. and Guido Cloetens to contribute all of the assets and liabilities related to a proprietary process capable of producing homogeneous, commercially usable plastic polymer end products from a mixed virgin or recycled stream of discrete polymers or waste plastic (the "NGP Process"), to NGP in exchange for 11,580,000 shares of NGP common stock;

                  WHEREAS, BMI intends for NGP to be the operating entity that will seek the commercialization of the NGP Process and desires, subject ot the terms of this Agreement, to make available to NGP funds from time to time as may be necessary for NGP operations;

                  WHEREAS, on the terms and subject to the conditions set forth herein, BMI hereby agrees to lend to NGP and NGP agrees to repay to BMI any amounts so advanced under this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMI and NGP, for themselves, their successors and assigns, hereby agree as follows:

                                    ARTICLE I

                           LINE OF CREDIT FOR ADVANCES

                  Section 1.1. Advances under the Line of Credit. On the terms and subject to the conditions of this Agreement and in the Master Promissory Note (the "Master Note") dated of even date herewith (attached hereto as Appendix A), BMI agrees to lend to NGP amounts that NGP shall reasonably request from time to time, provided that BMI reserves the right to limit or discontinue advances hereunder in its sole discretion, with or without cause. NGP hereby promises to repay the amounts advanced hereunder on demand, provided that the parties agree that BMI will not demand payment of the Principal Amount due hereunder until after July 15, 2000. The facility under which the foregoing advances are made to NGP and repaid to BMI shall be referred to herein as the "Letter of Credit."

                  Section 1.2 Notice of Request for Advance. NGP shall give BMI at least three (3) business days notice in writing specifying the amount and purpose of each advance and the date funds are required to be received.

                  Section 1.3 Master Note. Each of the advances under the Line of Credit shall be made pursuant to the Master Note. The Master Note will initially not bear

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interest, but if parties determine that the Master Note is likely to remain outstanding for more than six months, the parties have agreed to select a commercially reasonable rate of interest (the "Interest Rate") based on the Prime Rate (as defined below). Once established such Interest Rate may be adjusted by the parties from time to time to reflect any changes to the composite Prime Rate as published in the Wall Street Journal.

                                   ARTICLE II

                                  MISCELLANEOUS

                  Section 2.1. Future Litigation and other Proceedings. In the event that NGP (or any of its officers or directors) or BMI (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that NGP (or any of its officers or directors) and BMI (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision a information and making available of employees as witnesses).

                  Section 2.2. Force Majeure.

                  (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or if it could have been foreseen, was unavoidable, and includes without limitation acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

                  (b) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

                  (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and the

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

termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual, and it applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation, to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

                  Section 2.3. Entire Agreement. This Agreement (including the Master Note attached hereto asAppendix A and constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 2.4. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

                  Section 2.5. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following, addresses:

(a)               If to NGP, to;

                                             New Generation Plastic, Inc.
                                             245 Park Avenue, 39th Floor
                                             New York, NY 10167

                                             Phone: 212-792-4104
                                             Fax:    212-986-0272

(b)               If to BMI, to

                                             Bachkine & Meyer Industries, S.A.
                                             125 Main Street
                                             Road Town, Tortola
                                             BVI

                                             Phone:     011 41 22 318 3755
                                             Fax:       011 41 22 318 3750

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

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

                  Section 2.6. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Delaware.

                  Section 2.7. Should any provision of this Agreement be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

                  Section 2.8 Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

                  Section 2.9 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                             NEW GENERATION PLASTIC, INC.


                                             By: /s/ Marc R. Engel
                                                 -------------------------------
                                                 Name:  Marc R. Engel
                                                 Title: Executive Vice President


                                             BACHKINE & MEYER INDUSTRIES, S.A.


                                             By: /s/ Jacques Mot
                                                 -------------------------------
                                                 Name:  Jacques Mot
                                                 Title: Chairman

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

                                   Appendix A
                             Master Promissory Note




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

                             MASTER PROMISSORY NOTE

                                                              New York, New York
                                                                  April 15, 1999

                  FOR VALUE RECEIVED, New Generation Plastic, Inc. ("Debtor") promises to pay to the order of Bachkine & Meyer Industries, S.A. ("Lender"), in lawful money of the United States of America, in immediately available funds, at such location as the Lender shall designate, the principal sum of the aggregate of all advances (the "Advances") made to the Debtor by the Lender pursuant to the Line of Credit Agreement, or so much thereof as shall from time to time be outstanding, together with interest on said principal sum or amount outstanding, as appropriate (the "Principal Amount"), from the date hereof until this Note is paid in full.

                  1. Interest. In the event that the parties determine that the Note will remain outstanding for more than six (6) months from the date hereof, the parties will determine an interest rate based on the Prime Rate (as defined herein) in effect from time to time. The calculation of such rate (the "Interest Rate") shall be annexed hereto as Schedule A. If interest is being charged as set forth above, Debtor promises to pay interest on the Principal Amount of this Note from the date the Interest Rate becomes effective, payable quarterly in arrears beginning on the end of the first calendar quarter ending after interest begins to accrue and continuing on the end of each quarter of each year for so long as any of the Principal Amount remains unpaid at the Interest Rate. Interest shall be calculated on the basis of a 360 day year consisting of 12 months of 30 days each.

                  2. Principal. Debtor promises to pay to the order of Lender, the Principal Amount in one lump sum payment on demand, together with all accrued but unpaid interest thereon. Notwithstanding the foregoing, the Lender hereby agrees that, absent a default by the Debtor, it will not demand payment of the Principal Amount until after July 15, 2000.

                  3. Payments. Debtor may pay this Note in whole or in part at any time. Partial payments of this Note shall be applied first to accrued and unpaid interest on the Principal Amount of this Note and then to the Principal.

                  4. Remedies. Upon default by Debtor of its obligation to pay the Principal Amount on demand or the interest thereon when due, the Lender may exercise any and all of the rights and remedies afforded to it under law.

                  5. Method of Payment. All payments of principal and interest hereunder shall be made by certified check, wire transfer or other mutually agreeable form of payment to Lender at its address specified herein or at any other address of Lender which is specified in writing by Lender to Debtor at least two (2) business days prior to the date when such payment is due. If the payment of principal or interest on the Note shall become due on a day which is not a business day, such payment shall be made on the next succeeding business day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

                  6. No Waiver. Each and every one of the rights, remedies, options and benefits provided herein to Lender or the holder hereof, shall be cumulative and shall not be exclusive of any other rights, remedies or benefits provided in any other agreements between Lender and Debtor, or as provided by law. Neither the failure nor delay by Lender or the holder hereof to exercise any right, remedy, option, power or privilege hereunder shall operate as a waiver of the right to exercise the same at a later time; nor shall any single or partial exercise of any such right, remedy, option, power or privilege by Lender or the holder hereof operate as a waiver of any such right, remedy, option, power or privilege.

                  7. Waiver of Presentment. Debtor and all endorsers, guarantors and all persons who are liable or who may hereafter become liable under this Note, jointly and severally, hereby expressly waive presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, diligence in collection and notice of any other kind in connection with this Note.

                  8. Collection Costs. Debtor agrees to pay all collection costs (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Lender hereunder.

                  9. Governing Law. This Note shall be construed in accordance with and governed by the internal laws and decisions of the State of Delaware (without giving effect to choice of law principles).

                  10. Application of Law. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions or if any portion of any provision or provisions in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that it or they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interests of Debtor and the holder hereof under the remainder of this Note shall continue in full force and effect. All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, the fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if, from any circumstance, the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due here under and not to the payment of interest.

                  11. Captions. The captions and headings of various Sections of this Note are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.

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

                  12. Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be sufficiently given (i) on the date of transmittal, if personally delivered, (ii) on the business day after transmittal, if sent by facsimile (with a confirming copy mailed by international air mail), and (iii) on the third day following posting if mailed postage prepaid, by registered air mail, addressed as follows:

                  If to Lender:              Bachkine & Meyer Industries, S.A.
                                             125 Main Street
                                             Road Town, Tortola
                                             BVI
                                             Facsimile: 011 41 22 318 3750

                  If to Debtor:              New Generation Plastic, Inc.
                                             245 Park Avenue, 39th Floor
                                             New York, NY 10167
                                             Facsimile: (212) 986-0272

                  13. Modification, Waiver. No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

                  14. Time is of the Essence. Time is hereby declared to be of the essence of this Note and of every part hereof.

                  15. Successors and Assigns. This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

                  The undersigned has executed this Note as of the day and year first set forth above.

                                             New Generation Plastic, Inc.


                                             By: /s/ Marc R. Engel
                                                 -------------------------------
                                                 Name:  Marc R. Engel
                                                 Title: Executive Vice President

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